Exhibit 2.6

MASTER COMMERCIAL AGREEMENT

between

HEWLETT-PACKARD COMPANY

and

HEWLETT PACKARD ENTERPRISE COMPANY

Dated: November 1, 2015

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	INCORPORATION OF ADDITIONAL TERMS; ORDER OF PRECEDENCE	6

3.	TERM	7

4.	SCOPE	7

5.	CONTRACT MANAGEMENT	9

6.	PERSONNEL	9

7.	INTELLECTUAL PROPERTY	10

8.	AUDIT RIGHTS AND RECORDS RETENTION	11

9.	PRICING	11

10.	CONFIDENTIALITY AND DATA PROTECTION	11

11.	REPRESENTATIONS AND WARRANTIES	13

12.	INDEMNIFICATION	14

13.	LIMITATION OF LIABILITY	16

14.	DISPUTE RESOLUTION	17

15.	TERMINATION	20

16.	MISCELLANEOUS	22

Master Commercial Agreement
i

TABLE OF EXHIBITS

Exhibit 1	Existing Agreements

Exhibit 2	Contract Management

Exhibit 3	Catalog Requirements

Exhibit 4	Form of Local Country Participation Agreement

Master Commercial Agreement
i

MASTER COMMERCIAL AGREEMENT

This MASTER COMMERCIAL AGREEMENT is entered into as of November 1, 2015 (the “Effective Date”) by and between Hewlett-Packard Company, a Delaware corporation, having a place of business at 1501 Page Mill Road, Palo Alto, California 94304 (“HPI”), and Hewlett Packard Enterprise Company, a Delaware corporation, having a place of business at 3000 Hanover Street, Palo Alto, California 94304 (“HPE”). HPI and HPE are sometimes collectively referred to as the “Parties” and each is individually referred to as a “Party.”

WHEREAS, the Board of Directors of HPI has determined that it is in the best interests of HPI and its shareholders to separate its various businesses into two separate publicly-traded companies;

WHEREAS, HPI and HPE and other parties named therein have entered into the Separation and Distribution Agreement dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”) pursuant to which the Enterprise Business (as defined in the Separation Agreement) will be held by HPE and the HPI Business (as defined in the Separation Agreement) will be retained by HPI (the “Separation”);

WHEREAS, the Enterprise Business and the HPI Business were parties to various commercial agreements and arrangements pursuant to which products and services of the HPI Business were provided to the Enterprise Business and products and services of the Enterprise Business were provided to the HPI Business; and

WHEREAS, HPI and HPE wish to (1) provide for the continuing performance following the Separation of existing commercial agreements and arrangements which support third-party customers, (2) enter into a new agreement under which each Party and its Affiliates may purchase commercially available products and services from the other Party and its Affiliates (for internal use, for incorporation into products or services on an OEM basis, for resale, or to support a Party’s provision of managed services to its customers, as applicable); and (3) conduct alliance, joint marketing and joint development activities, all pursuant to the terms and conditions in the Master Agreement.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms and certain other terms used herein will have the meanings set forth below.

Additional Terms	means, individually and collectively, as the context requires, the (1) Internal Use Agreement, (2) OEM and Supply Chain Agreement, (3) Partner Agreement, (4) Managed Service Provider Agreement, and (5) Strategic Alliance and Development Agreement.

Affiliate	means, with respect to either Party, a Person that, directly or indirectly, Controls, is Controlled by, or is under common Control, with such Party.

Master Commercial Agreement
1

Agreement	means the terms and conditions set forth in the body of this Master Commercial Agreement, excluding the Exhibits attached hereto, the Appendices attached thereto, the documents incorporated therein by reference, and the Additional Terms.

Buyer	means either Party or an Affiliate thereof in its capacity as a buyer of Products or Services from the other Party or an Affiliate thereof under the Master Agreement.

Change of Control	means, with respect to a Party, the occurrence after the Effective Date of any of the following: (1) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group (as defined in the Separation Agreement) to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (2) the consolidation, merger or other business combination of such Party with or into any other entity, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (3) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least 35% of the outstanding voting securities of such Party and effective control of such Party (other than (a) a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction, or (b) in connection with a transaction described in clause (2), which will be governed by such clause (2)); or (4) a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors.

Control and its derivatives Controlled and Controlling	means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interest, by contract or otherwise.

Custom Products	means Products that are modified, altered or customized, in accordance with a Statement of Work, to meet the Buyer’s or Customer’s requirements.

Custom Support Services	means non-standard Support Services that are as agreed and described in the applicable Statement of Work.

Customer	means an end customer of the Buyer, provided that a business unit or Affiliate of the Buyer may not be a Customer.

Customer Contract	means an agreement between the Buyer and a Customer.

days	means calendar days, unless otherwise specified.

Master Commercial Agreement
2

Data Breach	means an unauthorized disclosure of or access to personally identifiable information of the Buyer or a Customer resulting from the Seller’s breach of its obligations with respect to such personally identifiable information, including those obligations set forth in Article 10.

Deliverable	means all deliverables or other tangible work product prepared by the Seller in the course of the provision of Services to the Buyer or a Customer and specifically identified in a SOW and to be delivered to the Buyer or a Customer under such SOW, excluding Products.

Development Agreement	has the meaning set forth in the Strategic Alliance and Development Agreement.

Exchange Act	means the Securities Exchange Act of 1934, as amended.

Flow Down Terms	means the terms and conditions in a Customer Contract with which the Seller must comply in the Seller’s performance under the applicable Transaction Document. The Flow Down Terms for a particular Customer engagement will be set forth, or incorporated by reference, in the Transaction Documents entered into between the Buyer and Seller for such engagement.

Force Majeure	means, with respect to a Party, an event beyond the control of such Party (or any person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

Governmental Authority	means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government.

Hardware	means computer and related devices and equipment, related documentation, accessories, supplies, consumables, parts and upgrades.

include and its derivatives including and includes	means include without limitation.

Intellectual Property	means all (1) patents, patent applications, patent disclosures and inventions (whether patentable or not), (2) Marks, (3) copyrights and copyrightable works (including mask works) and registrations and applications thereof, (4) computer software programs (including source code and object code), data, databases and documentation thereof, (5) trade secrets and other confidential information (including ideas formulas, compositions, inventions, improvements, know-how, research and development information, drawings, specifications, flowcharts,

Master Commercial Agreement
3

schematics, protocols, programmer notes, designs, design rights, developments, discoveries, plans, business plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (6) business processes, methodologies and frameworks, (7) moral rights, privacy and publicity rights, neighboring rights, and performance rights, and (8) all other proprietary or intellectual property rights recognized by Law.

Internal Use Agreement	means that certain Internal Use Agreement entered into by the Parties as of November 1, 2015, which applies to the purchase of Products and Services for internal use purposes of the Buyer.

Laws	means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by any Governmental Authority.

Local Country Participation Agreement	means an agreement, substantially in the form set forth in Exhibit 4, between Affiliates of the Parties that are located outside of the United States.

Losses	means liabilities, losses, damages, claims, actions, costs, expenses, interest, awards, judgments, fines and penalties (including reasonable attorneys’ fees).

Malware	means viruses, Trojan horses, worms, spyware, back doors, email bombs, malicious code and similar items.

Managed Service Provider Agreement	means that certain Managed Service Provider Agreement entered into by the Parties as of November 1, 2015, which applies to the provision of Products and Services to the Buyer for use in providing managed services and solutions to Customers.

Marks	means service marks, trade dress, trade names, logos, insignias, corporate names, internet domain names, and registrations and applications for the registration thereof, together with all of the goodwill associated therewith.

Master Agreement	means this Master Commercial Agreement, the Additional Terms, all Exhibits attached hereto, and all Appendices attached thereto.

Material Breach	means a Party’s material breach of its obligations under the Master Agreement which (1) causes substantial and continuing damages to the other Party or any its Affiliates or (2) has a material adverse impact on the other Party or its Affiliates or their businesses.

OEM and Supply Chain Agreement	means that certain OEM and Supply Chain Agreement entered into by the Parties as of November 1, 2015, which applies to the purchase of Products and Services for purposes of (1) integrating, embedding, bundling or otherwise incorporating with products and services of the Buyer and (2) reselling to Customers, where the applicable Products and Services are not available to the Buyer through the Seller’s reseller

Master Commercial Agreement
4

partner program.

Order	means an agreement entered into under the Master Agreement, pursuant to which the Buyer will purchase standard Products and Services from the Seller. An Order will include any Supporting Materials.

Partner Agreement	means that certain Partner Agreement entered into by the Parties as of November 1, 2015, which applies to the purchase of Products and Services for purposes of reselling them to Customers.

Person	means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

Products	means any products that the Seller offers on a commercial basis to any customers during the Term, including Hardware and Software, as well as any Custom Products described in a Statement of Work.

Professional Services	means IT consulting, training or other services as described in a Statement of Work or applicable Supporting Material.

Records	means the Seller’s records and supporting documentation that are created, generated, collected or processed and stored by the Seller in the ordinary course of performance of its obligations under the Master Agreement.

Safeguards	means technical or operational measures (including policies and procedures) designed to reduce the chance of the loss of data or access to data by an unauthorized party through any means.

Seller	means either Party or an Affiliate thereof in its capacity as a seller of its Products and Services to the other Party, or an Affiliate of the other Party, under the Master Agreement.

Seller-Branded	means Products and Services bearing a trademark or service mark of the Seller or an Affiliate of the Seller.

Seller Partners	means the Seller’s distributors, dealers or resellers that (1) the Seller has authorized to sell its Products and Services and (2) have executed either a distributor, partner or reseller agreement with the Seller.

Seller Personnel	means an employee, agent, contractor, subcontractor, or other representative of the Seller performing any of the Seller’s obligations under the Master Agreement.

Services	means services that the Seller offers on a commercial basis to any customers during the Term, as well as any Custom Support Services, Professional Services and other non-standard Services described in a Statement of Work or Supporting Material.

Software	means machine-readable instructions and data (and copies thereof), and related updates and upgrades, licensed materials, user documentation, user manuals, and operating procedures. Software may be a separate Product and Software that is bundled with other Products. In the event that, in connection with a particular transaction, the Seller will license source code to the Buyer, then this definition will be amended in the applicable Transaction Document.

Master Commercial Agreement
5

Specification	means technical information about Products published in the Seller’s Product manuals, user documentation, and technical data sheets in effect on the date the Seller delivers such Products.

Statement of Work or SOW	means a statement of work entered into under the Master Agreement that describes the Custom Products, Custom Support Services, Professional Services and other non-standard Services to be provided by the Seller.

Strategic Alliance and Development Agreement	means that certain Strategic Alliance and Development Agreement entered into by the Parties as of November 1, 2015, which applies to alliance, joint marketing and joint development activities between the Parties and their Affiliates.

Support Services	means Services for Hardware maintenance and repair, Software maintenance, training, installation and configuration, and other standard support services provided by the Seller, as well as Custom Support Services.

Supporting Materials	means any documentation that is incorporated into Transaction Documents by reference or attachment, as may be further described in the applicable Additional Terms.

Teaming Agreement	has the meaning set forth in the Strategic Alliance and Development Agreement.

Transaction Documents	means, collectively, the (1) Internal Use Transaction Documents, (2) OEM and Supply Chain Transaction Documents, (3) Reseller Transaction Documents, (4) Managed Service Provider Transaction Documents and (5) Strategic Alliance and Development Transaction Documents.

2.	INCORPORATION OF ADDITIONAL TERMS; ORDER OF PRECEDENCE

2.1 Incorporation of Additional Terms. The Additional Terms are incorporated herein by reference and made a part hereof.

2.2 Order of Precedence.

(A) Agreement, Additional Terms and Exhibits. In the event of a conflict, ambiguity or inconsistency between the terms and conditions set forth in this Agreement and any Additional Terms or any Exhibit attached hereto, then unless the Additional Terms or Exhibit expressly sets forth the applicable Sections of this Agreement that are to be excluded or modified, the terms and conditions in this Agreement will control.

(B) Agreement and Transaction Documents. In the event of a conflict, ambiguity or inconsistency between the terms and conditions set forth in this Agreement and any Transaction Document, the terms and conditions in this Agreement will control, provided that, if Flow Down Terms are set forth in or incorporated by reference into the applicable Transaction Document, then such Flow Down Terms will control.

(C) Additional Terms and Transaction Documents. In the event of a conflict, ambiguity or inconsistency between the terms and conditions set forth in the applicable Additional Terms and any Transaction Document entered into under such Additional Terms, then, except as set

Master Commercial Agreement
6

forth in the applicable Additional Terms, the terms and conditions in the Transaction Document will control.

3.	TERM

3.1 Term of the Master Agreement. The Master Agreement will become effective on the Effective Date and will continue in full force and effect until 11:59 p.m. (Pacific Time) on the third anniversary of the Effective Date (the “Initial Term”), unless earlier terminated in accordance with Section 15.1 or renewed in accordance with this Section. At least nine months prior to the then-existing expiration date, the Parties will meet to discuss whether either Party desires to renew the Master Agreement beyond the then-existing date of expiration, and will begin negotiating the terms, including the duration, of such renewal. If, during such negotiation period, a Party determines that it wants to renew the Master Agreement, such Party will provide notice to the other Party at least six months prior to the then-existing expiration date. If the other Party agrees to such renewal, and the Parties reach agreement on the terms and conditions of such renewal, then the Master Agreement will renew for the agreed duration (each such renewal period, a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.”

3.2 Term of Transaction Document. A Transaction Document will become effective on the effective date specified therein, or, if no effective date is specified, on the date such Transaction Document is, with respect to (A) Orders, accepted by the Seller and (B) Statements of Work, fully executed by the Buyer and Seller, and in each case will remain in effect for the period of time set forth in the Transaction Document, unless earlier terminated in accordance with Section 15.2 or its terms, or renewed in accordance with its terms.

4.	SCOPE

4.1 General.

During the Term, the Seller and Buyer may enter into:

(A) Orders and Statements of Work under the (1) Internal Use Agreement pursuant to which the Buyer purchases or licenses, as applicable, Products and Services from the Seller for its own internal use (“Internal Use Transaction Documents”), (2) OEM and Supply Chain Agreement pursuant to which the Buyer purchases or licenses, as applicable, Products and Services from the Seller to integrate, embed, bundle or otherwise incorporate with its products and services and sell the end product or service, including solutions sold “as a service,” to its Customers, or to resell to Customers where the Products and Services are not available through the Seller’s established reseller programs (“OEM and Supply Chain Transaction Documents”), (3) Managed Service Provider Agreement pursuant to which the Buyer purchases or licenses, as applicable, Products and Services from the Seller to use to provide managed services and solutions to its Customers, where the Buyer retains title to Products (“Managed Service Provider Transaction Documents”), or (4) Partner Agreement pursuant to which the Buyer purchases or licenses, as applicable, Products and Services from the Seller under the Seller’s established partner programs to resell to Customers (“Partner Transaction Documents”), in each case subject to the Master Agreement and any additional terms and conditions specified in the applicable Order or Statement of Work;

(B) alliances under the Strategic Alliance and Development Agreement, including Teaming Agreements and Development Agreements, to jointly pursue business opportunities and

Master Commercial Agreement
7

engage in joint development activities (“Strategic Alliance and Development Transaction Documents”), in each case, subject to the Master Agreement and any additional terms and conditions specified in the applicable Teaming Agreement, Development Agreement or other alliance agreement.

4.2 Existing Agreements. As of the Effective Date, the Parties and certain of their Affiliates are parties to existing arrangements and agreements for the sale of Products and provision of Services for the purposes set forth in Section 4.1 (“Existing Agreements”). Existing Agreements for Products and Services will continue in full force and effect, notwithstanding the Parties’ execution of the Master Agreement, if such Existing Agreement (A) is listed in Exhibit 1 or (B) specifies that such Existing Agreement is subject to the terms and conditions set forth in the form of the Master Agreement as of August 1, 2015 (collectively, the “Continuing Agreements”). Any Existing Agreements other than as described in subsections (A) and (B) above will be terminated as of the Effective Date, and the Parties may choose to enter into a Transaction Document under the Master Agreement for the receipt of the applicable Products and Services. The Seller, on behalf of itself and its Affiliates that are parties to the Continuing Agreements, agrees to continue to provide to the Buyer the Products and Services being provided under the Continuing Agreements as of the Effective Date, in accordance with the terms of the applicable Continuing Agreement. If a Continuing Agreement listed in Exhibit 1 does not include particular terms that are included in the Agreement or the Additional Terms that are applicable to the nature of Products and Services provided under such Continuing Agreement, then such terms will be deemed to be incorporated into such Continuing Agreement, provided that the terms in the Agreement or the Additional Terms will not replace any terms included in the Continuing Agreement. As of the Effective Date, references in a Continuing Agreement to an HPI Business unit will be deemed to be references to HPI, and references to an HPE Business unit will be deemed to be references to HPE.

4.3 Local Country Participation Agreements. The Parties agree and acknowledge that an Affiliate of a Party located outside of the United States may want to purchase Products and Services of the other Party or an Affiliate thereof. In order for the Buyer and Seller to comply with applicable Laws in a particular country or mitigate tax or regulatory liabilities, it may be necessary to modify certain terms of the Master Agreement with respect to the applicable Transaction Documents. In that case, and subject to additional requirements set forth in the applicable Additional Terms, the Buyer or Seller may request, and the Buyer and Seller will negotiate in good faith, a Local Country Participation Agreement, which will incorporate and be subject to the terms of the Master Agreement. Each such Local Country Participation Agreement will only deviate from the terms and conditions set forth in the Master Agreement and the applicable Transaction Document to the extent necessary to address applicable local Laws, or tax or regulatory issues, and in no event will a Local Country Participation Agreement amend or override any provision of the Master Agreement except to address applicable local Laws or tax or regulatory issues.

4.4 Purchases from Seller Partners. The Parties acknowledge and agree that nothing in the Master Agreement limits the right of the Buyer to purchase any Products or Services from any Seller Partner, provided that a Party and Affiliates thereof will only purchase Products and Services for its internal use from the other Party or Affiliates thereof, and will not make such purchases from Seller Partners, except as permitted in the Internal Use Agreement. Any purchases from Seller Partners will be subject to the terms and conditions set forth in the relevant agreement between the applicable Seller Partner and the Buyer, and of the terms and conditions set forth in the Master Agreement relating to the purchase by the Buyer from the Seller of any Products or Services (including pricing and pricing-related terms) will not apply to such purchases, unless otherwise specified in the applicable Additional Terms.

Master Commercial Agreement
8

4.5 Excluded Services. The Master Agreement is not applicable to Services provided pursuant to that certain (A) Information Technology Service Agreement entered into by and between HPI and Hewlett Packard Enterprise Services, LLC as of November 1, 2015 or (B) Operating Agreement entered into by and between HPI and Hewlett Packard Financial Services Company as of November 1, 2015.

4.6 Product Changes. Each Party will provide the other Party notice of discontinued Products and Services at least 60 days prior to such discontinuance. The Seller will provide the Buyer the statements of direction for Products and Services upon the Buyer’s reasonable request and in accordance with the Seller’s standard roadmap policy.

5.	CONTRACT MANAGEMENT

5.1 Executive Sponsors. Each Party will appoint one representative to provide leadership and guidance to such Party’s governance organization and activities, progress the goals and objectives of the relationship, and resolve escalated issues in accordance with the dispute escalation procedures (each, an “Executive Sponsor”). Either Party may replace its Executive Sponsor at any time upon notice to the other; provided, however, that if a Party is dissatisfied in any way with such a replacement, the Parties will work in good faith to communicate and resolve such dissatisfaction. The Executive Sponsors as of the Effective Date are identified in Exhibit 2.

5.2 Relationship Managers. Each Party will appoint two representatives to be the designated managers for the Parties’ relationship with respect to the Master Agreement in its capacity as a Buyer and a Seller (each, a “Relationship Manager”). Either Party may replace a Relationship Manager at any time upon notice to the other; provided, however, that if a Party is dissatisfied in any way with such a replacement, the Parties will work in good faith to communicate and resolve such dissatisfaction. The Relationship Managers as of the Effective Date are identified in Exhibit 2. The Relationship Managers will set up and manage a global governance structure for the Parties’ relationship.

5.3 Additional Governance Roles and Processes. Additional governance roles and processes may be set forth in the Additional Terms.

5.4 Quarterly Account Reviews. The Executive Sponsors and Relationship Managers of each Party will participate in account review meetings on a quarterly basis to review the status of the Parties’ relationship and discuss goals for the following quarter.

6.	PERSONNEL

6.1 General. All Seller Personnel will be deemed to be the Seller’s agents, employees or contractors and not employees, agents, or contractors of the Buyer. The Seller assumes full liability for all acts and omissions of Seller Personnel while providing Products or performing Services, and the acts or omissions of Seller Personnel will be deemed to be acts or omissions of the Seller. The Seller will at all times remain the employer of all of its employees performing the Services, and will perform all of the responsibilities of an employer under applicable Laws. Each Party agrees to cause its Affiliates to perform the obligations contemplated to be performed by such Affiliates by the Master Agreement.

6.2 Use of Subcontractors. Subject to any limitations set forth in the applicable Additional Terms, a Seller may subcontract its obligations under a Transaction Document to a subcontractor. No

Master Commercial Agreement
9

subcontracting or delegation will release the Seller from its responsibility for its obligations under the Master Agreement and Transaction Documents, and the Seller will be responsible for all acts and omissions of Seller’s subcontractors, including compliance or noncompliance with any term of the Master Agreement or Transaction Documents. Any work performed by the Seller’s subcontractors will be deemed work performed by the Seller. The Seller will be responsible for all payments to the Seller’s subcontractors. The Seller will ensure that any Person to which the Seller subcontracts or delegates any performance of the Services or any obligations set forth in the Master Agreement or a Transaction Document complies with the Master Agreement and such Transaction Document.

6.3 Requirements and Conduct. The Seller will cause any Seller Personnel, when at the Buyer’s or a Customer’s facilities, to comply with the Buyer’s or such Customer’s, as applicable, rules, regulations and work conduct policies.

6.4 Removal. With respect to Seller Personnel performing Services for the Buyer or a Customer, if the Buyer requests in good faith that any such Seller Personnel be removed from the performance of such Services, then upon receipt of such request, the Seller will have a reasonable period of time (but no longer than five business days) to remove such Seller Personnel from performance of such Services and replace such individual.

7.	INTELLECTUAL PROPERTY

7.1 Ownership. No transfer of ownership of any Intellectual Property will occur under the Master Agreement.

7.2 Licenses. No license or rights to Intellectual Property of either Party or its Affiliates is granted under the Master Agreement, except as set forth in Section 7.4 and except as may be set forth in any Additional Terms or Transaction Documents. All rights in a Party’s or its Affiliates’ Intellectual Property not expressly granted in any Additional Terms or Transaction Documents are expressly reserved by each Party or its Affiliates, as applicable.

7.3 U.S. Federal Government Use. If any software is licensed to the Buyer or a Customer under the Master Agreement for use in the performance of a U.S. government prime contract or subcontract, the Buyer agrees and will cause the applicable Customer to agree, that, such software is delivered as “commercial computer software” as defined in DFARS 252.227-7014 (Jun 1995), or as a “commercial item” as defined in FAR 2.101(a), or as “restricted computer software” as defined in FAR 52.227-20 (Jun 1987), or any equivalent agency regulation or contract clause, whichever is applicable.

7.4 Trademarks. Except as set forth in this Section, and except as expressly permitted by and subject to the requirements of any applicable Additional Terms, no rights are granted under the Master Agreement to a Party or its Affiliates to use any Marks of the other Party or such other Party’s Affiliates. Each Party grants to the other Party a limited non-exclusive, non-transferable permission to use its Marks during the Term only as necessary to develop and maintain the custom catalogs described in Exhibit 3, provided that any such use will be subject to the licensing Party’s approval in each such instance, and such use will be in accordance with any standards for such use provided by the other Party. All goodwill arising from the use of the other Party’s or its Affiliates’ marks will inure to and be owned by the other Party. All rights not expressly granted are reserved to the owner of the Marks, and the use of the other Party’s or its Affiliates’ Marks will never mean, or be implied to mean, that there is a transfer of ownership of such Marks between the Parties or their Affiliates, or any license or permission to use the Marks other than as expressly set forth in this Section 7.4.

Master Commercial Agreement
10

8.	AUDIT RIGHTS AND RECORDS RETENTION

8.1 Audit Rights. The Parties agree that each Party in its capacity as a Buyer (the “Auditing Party”) will have the right during the Term and for the time period that the other Party in its capacity as a Seller is required to maintain Records pursuant to Section 8.2, to engage a third party designated by the Auditing Party and approved by the other Party (the “Audited Party”) to audit, following not less than five business days’ prior written notice, the Audited Party’s Records to verify the Audited Party’s compliance with the terms and conditions of the Master Agreement and Transaction Documents. Any such audit will be at the Auditing Party’s expense, require reasonable notice, and will be performed during normal business hours. Such third party will be required to execute a non-disclosure agreement that restricts such third party from disclosing Confidential Information of the Audited Party to the Auditing Party, except to the extent required to report on the extent to which the Audited Party is not in compliance with the terms and conditions of the Master Agreement and Transaction Documents.

8.2 Records Retention. The Seller will maintain Records for at least the greater of (A) two years following the expiration or termination of the Master Agreement and (B) the time period required under its internal records retention policy.

9.	PRICING

The prices for the Products and Services provided under a Transaction Document will be as set forth in the applicable Transaction Document and will be determined in accordance with the pricing methodology set forth in the applicable Additional Terms.

10.	CONFIDENTIALITY AND DATA PROTECTION

10.1 Confidential Information.

(A) General. Each Party acknowledges that they may be furnished with, receive or otherwise have access to information of or concerning the other Party or the other Party’s Affiliates that such other Party or its Affiliates considers to be confidential, a trade secret or otherwise restricted. As used in the Master Agreement, “Confidential Information” will mean all information, in any form, furnished or made available, directly or indirectly, by one Party or its Affiliates or their Customers (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) or the Receiving Party’s officers, directors, principals, employees, agents, auditors, advisors, bankers, attorneys and other representatives (the “Representatives”) in connection with the Master Agreement or Transaction Documents that is marked confidential, restricted, or with a similar designation or which, given the nature of the information or the circumstances of disclosure, should reasonably be understood to be confidential, including the Disclosing Party’s data, business, customer information, business practices, data processes, computer or software products or programs and all related documentation, cost and pricing data, know-how, marketing or business plans, research and development information, analytical methods and procedures, hardware design, technology, financial information, and personnel or customer data. The Master Agreement will be Confidential Information of both Parties.

(B) Obligations. The Receiving Party will, and will cause its Representatives (1) to hold Confidential Information in strict confidence and apply at least the standard of care used by the Receiving Party in protecting its own confidential information, but in no event less than a reasonable standard of care, and not to disclose such Confidential Information to any third party without the Disclosing Party’s prior consent, except as permitted by Section 10.1(C), and (2) without the written

Master Commercial Agreement
11

permission of the Disclosing Party, not to use any Confidential Information of the Disclosing Party except as reasonably required to exercise its rights or perform its obligations under the Master Agreement or Transaction Documents. In the event of any possession, use, disclosure or loss of, or inability to account for, any Confidential Information other than as permitted by the Master Agreement, the Receiving Party will promptly (a) notify the Disclosing Party upon becoming aware thereof; (b) provide to the Disclosing Party all known details and take such actions as may be necessary or reasonably requested by the Disclosing Party to pursue its legal rights and remedies and to minimize the possession, use, disclosure or loss; and (c) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

(C) Compelled Disclosure. The Receiving Party may disclose Confidential Information as required to satisfy any legal requirement of a Governmental Authority, provided that, immediately upon receiving any such request and to the extent that it may legally do so, the Receiving Party advises the Disclosing Party of the request prior to making such disclosure so that the Disclosing Party may interpose an objection to such disclosure, take action to ensure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

(D) Exclusions. Except with respect to personally identifiable information, Section 10.1(B) will not apply to any particular information that the Receiving Party can demonstrate: (1) was, at the time of disclosure to it, in the public domain; (2) after disclosure to it, was published or otherwise became part of the public domain through no fault of the Receiving Party; (3) was in the possession of the Receiving Party at the time of disclosure to it; (4) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (5) was independently developed by the Receiving Party without reference to Confidential Information.

(E) No Implied Rights. Each Party’s Confidential Information will remain the property of that Party. Nothing contained in this Article will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

10.2 Data.

(A) Ownership. Each Party’s data will be and remain, as between the Parties, the property of such Party. Neither Party nor its Affiliates will possess or assert any lien or other encumbrance or right against or to the other Party’s data, and neither Party will have any rights to any data obtained from the other Party or the other Party’s Customers, except as expressly set forth in a Transaction Document.

(B) Training and Awareness. In the event that the Seller will have access to data of the Buyer or Customers, including personal data, the Seller will ensure that its personnel (including employees and contractors) performing the applicable Services receive access to and training on the Seller’s cybersecurity and data privacy policies and procedures as needed to perform the applicable Services. The Seller will provide the Buyer with access to such policies and procedures, which are considered proprietary and confidential information of the Seller. The Buyer will provide the Seller with its own policies and procedures related to cybersecurity and data privacy that are directly applicable to the applicable Services. If the policies and procedures conflict with each other, the Seller will follow its

Master Commercial Agreement
12

own policies and procedures unless otherwise required by Law or pursuant to written agreement of the Buyer.

(C) Policies and Overview. The Seller will maintain Safeguards appropriate to the sensitivity of data being stored, transmitted, processed, maintained, modified, or analyzed on behalf of the Buyer. The Seller may change such Safeguards at any time due to changes in applicable Laws or to changes in the Seller’s business practices or the business environment where the Seller is operating. The Seller and Buyer understand that cybersecurity and data privacy threats are dynamic and evolving. Accordingly, the Seller’s Safeguards will contain measures designed to safeguard against these threats based on the Seller’s assessment of the threat landscape, but such measures are not a guarantee of protection.

(D) Buyer Responsibilities. The Buyer is responsible for implementing protective measures to safeguard data, including appropriate policies and procedures, technical measures (e.g., encryption, firewalls, multi-factor authentication, etc.), and training of affected personnel, whether employees or contractors. In all cases, the Buyer is responsible for complying with applicable Laws.

(E) Compliance with Law. Data that is accessed, stored, transmitted, processed, maintained, modified or analyzed (collectively, “Accessed”) by the Seller, its partners, or its contractors on behalf of the Buyer or Customers, or with the purpose of providing products or services to the Buyer or Customers, may be subject to various legal and regulatory standards depending on the jurisdiction where the parties or data subjects are located or where the data is Accessed. If the Buyer intends to purchase Services from the Seller that would result in any personally identifiable information (financial, medical, or otherwise) being Accessed by the Seller, the Buyer is responsible for notifying the Seller prior to the initiation of the applicable Services. The Seller will work in good faith with the Buyer to enter into any supplemental agreements required by applicable Laws regarding the handling of personally identifiable information Accessed by the Seller through the performance of the applicable Services.

(F) Breach Notification. The Seller will comply with data breach notice requirements where specifically applicable to data. If the Seller discovers that any legally protected information Accessed by the Seller, its partners, or its contractors as a result of the performance of the applicable Services has been accessed by a third party through any means without authorization, the Seller will notify the Buyer’s designated representative within two days of becoming aware of the access, but in no event later than required by applicable Law.

(G) Liability. The Seller will not be liable for the Buyer’s failure to abide by appropriate and reasonable security standards for the protection of the Buyer’s or Customer data. To the extent that Buyer or Customer data containing personally identifiable information is Accessed by the Seller, the Seller will use appropriate and reasonable Safeguards to secure the personally identifiable information against unauthorized or unlawful access. The Buyer and Seller acknowledge that Safeguards do not completely eliminate all threats to data security or data integrity. In the event of a Data Breach that is directly caused by the Seller’s failure to comply with applicable Laws, the Seller will be responsible for legally imposed damages, fines and penalties required to be paid by the Buyer in connection with such Data Breach, as well as the costs of preparation and mailing of notification letters and credit monitoring services for impacted individuals for up to 12 months.

11.	REPRESENTATIONS AND WARRANTIES

Master Commercial Agreement
13

11.1 Organization and Good Standing. Each Party represents and warrants that it is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

11.2 Authorization. Each Party represents and warrants that it has all requisite corporate power and authority to execute, deliver and perform its obligations under the Master Agreement and the execution, delivery and performance of the Master Agreement by such Party has been duly authorized by such Party.

11.3 Licenses and Qualifications. Each Party represents and warrants that it is duly licensed, authorized or qualified to do business in every jurisdiction in which a license, authorization or qualification is required for the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under the Master Agreement.

11.4 Compliance with Law. Each Party represents and warrants that it is in compliance with all Laws applicable to its obligations under the Master Agreement and has obtained all applicable permits and licenses required of it in connection with its obligations under the Master Agreement.

11.5 Absence of Conflicts. Each Party represents and warrants that there is no outstanding litigation, arbitrated matter or other dispute to which it is a party which, if decided unfavorably to such Party, would reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under the Master Agreement, and that its execution of the Master Agreement will not conflict with, result in a breach of, or constitute a default under any other agreement to which it is a party or by which it is bound.

11.6 Power and Authority. Each Party represents that it has full power and authority to grant the other Party the rights granted herein without the consent of any other party and any materials developed or furnished by one Party to the other Party under the Master Agreement are free of any and all restrictions, settlements, judgments or adverse claims.

11.7 Disclaimer. EXCEPT AS SPECIFIED IN THIS ARTICLE, THE ADDITIONAL TERMS AND ANY TRANSACTION DOCUMENTS, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY WARRANTIES WITH RESPECT TO THE PRODUCTS, SERVICES AND ANY OTHER MATERIALS PROVIDED BY SUCH PARTY OR ITS AFFILIATES AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE.

12.	INDEMNIFICATION

12.1 General. Each Party (as “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, “Indemnified Party”), from and against any and all Losses incurred by Indemnified Party arising out of any third-party action, suit or proceeding alleging: (A) Indemnifying Party’s breach of any warranty, or inaccuracy of any representation, set forth in Article 11; (B) bodily injury (including death) or damage to or loss of real or tangible personal property resulting from Indemnifying Party’s gross negligence or willful misconduct; (C) Indemnifying Party’s breach of its obligations with respect to Indemnified Party’s Confidential Information or data, including those obligations set forth in Article 10; (D) Indemnifying Party’s failure to comply with any applicable Law in

Master Commercial Agreement
14

the performance of its obligations under the Master Agreement; or (E) Indemnifying Party’s fraud, willful misconduct or gross negligence in connection with the performance of its obligations under the Master Agreement, except, in the case of each of the foregoing, to the extent that such Losses were caused by Indemnified Party’s gross negligence or willful misconduct.

12.2 Infringement.

(A) Indemnifying Party will defend, at its expense, Indemnified Party and its Customers against any action, suit or proceeding brought against Indemnified Party or such Customers by a third party alleging infringement or misappropriation of Intellectual Property arising from Indemnified Party’s or such Customers’ use of Indemnifying Party’s Seller-Branded Products, Deliverables or Intellectual Property licensed pursuant to Additional Terms, or receipt of Indemnifying Party’s Services (such Seller-Branded Products, Deliverables, Intellectual Property and Services, collectively “Seller-Provided Resources”), and will indemnify Indemnified Party and its Customers for all amounts finally awarded by a court or agreed in a settlement and reasonable attorney’s fees resulting from such action, suit or proceeding, except to the extent that the infringement or misappropriation arises out of (1) third-party content within such Seller-Provided Resources; (2) a modification of such Seller-Provided Resources other than by Indemnifying Party (unless such modification was authorized by Indemnifying Party); (3) a modification of such Seller-Provided Resources by Indemnifying Party in accordance with Indemnified Party’s specifications or instructions; (4) combination, operation or use of such Seller-Provided Resources with non-Seller-Provided Resources if the claim of infringement or misappropriation could have been avoided had such combination, operation or use not occurred; (5) use of such Seller-Provided Resources for purposes not contemplated by the Master Agreement, applicable Transaction Documents or applicable Specifications and documentation provided by the Seller; or (6) a Seller-Branded Product or Deliverable that is not at the most current release level if the most current release level is non-infringing and has been made available to Indemnified Party at no additional cost.

(B) If the Buyer or a Customer is enjoined from, or if the Seller believes the Buyer or a Customer may be enjoined from, using any Seller-Provided Resource as a result of any action or proceeding brought by a third party alleging infringement or misappropriation, or if the Seller believes that such a claim may arise, the Seller will, in addition to indemnifying the Buyer as provided in this Section, (1) promptly, at Indemnifying Party’s expense, secure the right to continue using such Seller-Provided Resource, or (2) if this cannot be accomplished with commercially reasonable efforts, then, at Indemnifying Party’s cost and expense, replace or modify such Seller-Provided Resource to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of such Seller-Provided Resource, or (3) if neither of the foregoing can be accomplished by Indemnifying Party with commercially reasonable efforts, and only in such event, then the Buyer will, as applicable (a) return the applicable Seller-Branded Product or Deliverable and receive a refund of the amount paid for the affected Product if the claim is brought in the first year after purchase or the depreciated value if the claim is brought thereafter, (b) cease use of the applicable Intellectual Property, in which case the Seller will refund any amounts paid for such Intellectual Property, or (c) cease use of the applicable Service, in which case the Seller will, with respect to (i) Support Services, refund any prepaid amounts for the applicable Service and the ongoing fees will be equitably adjusted to reflect such removal, and (ii) Professional Services, refund the amount paid for the applicable Professional Services. The remedies set forth in this Section state the Seller’s entire liability, and the Buyer’s sole and exclusive remedies, with respect to any infringement or misappropriation by Seller-Provided Resources of any third-party Intellectual Property rights.

12.3 Indemnification Procedures.

Master Commercial Agreement
15

(A) To be entitled to indemnification under Section 12.1 or Section 12.2, Indemnified Party must promptly (and in no event later than 10 days) after receipt by Indemnified Party of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which Indemnified Party will seek indemnification pursuant to Section 12.1 or Section 12.2, notify Indemnifying Party of such claim. Indemnified Party’s failure to notify Indemnifying Party within such time period will not relieve Indemnifying Party of its obligations under the Master Agreement except to the extent that Indemnifying Party can demonstrate that it was prejudiced by such failure, and Indemnifying Party will not be required to reimburse Indemnified Party for any litigation expenses during the period in which Indemnified Party failed to notify Indemnifying Party. Within 15 days following receipt of notice from Indemnified Party relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, Indemnifying Party will notify Indemnified Party if Indemnifying Party acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(B) If Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, Indemnifying Party will be entitled to have sole control over the defense and settlement of such claim, provided that (1) Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (2) Indemnifying Party will obtain the prior approval of Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim. After Indemnifying Party has delivered a Notice of Election relating to any claim in accordance with Section 12.3(A), Indemnifying Party will not be liable to Indemnified Party for any legal expenses incurred by Indemnified Party in connection with the defense of that claim. In addition, Indemnifying Party will not be required to indemnify Indemnified Party for any amount paid or payable by Indemnified Party in the settlement of any claim for which Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the consent of Indemnifying Party.

(C) If Indemnifying Party does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Indemnifying Party, including payment of any judgment or award and the costs of settlement or compromise of the claim. Indemnifying Party will promptly reimburse Indemnified Party for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

12.4 Subrogation. In the event that Indemnifying Party will be obligated to indemnify Indemnified Party pursuant to this Article, Indemnifying Party will, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of Indemnified Party with respect to the claims to which such indemnification relates.

13.	LIMITATION OF LIABILITY

13.1 EXCEPT AS OTHERWISE PROVIDED IN SECTION 13.3 AND SECTION 13.4, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE UNDER THE MASTER AGREEMENT TO THE OTHER PARTY, THE OTHER PARTY’S AFFILIATES OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS, DAMAGES FOR BUSINESS INTERRUPTION, OR LOSS OF OR DAMAGE TO DATA, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT

Master Commercial Agreement
16

LIABILITY IN TORT) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

13.2 Except as otherwise provided in Section 13.3 and Section 13.4, the aggregate liability of a Party or, if applicable, its Affiliate, whether arising out of breach of contract, tort (including breach of warranty, negligence and strict liability in tort) or otherwise, in connection with (A) a breach of a Transaction Document will not exceed an amount equal to the greater of (1) the total amounts paid or payable by the Buyer to the Seller under such Transaction Document for the 12 months prior to the month in which the most recent event giving rise to liability occurred and (2) $1,000,000, and (B) a breach of the Master Agreement that arises in connection with the provision of particular Products or Services under one or more Transaction Documents will not exceed an amount equal to the greater of (1) the total amounts paid or payable by the Buyer to the Seller under the affected Transaction Documents for the 12 months prior to the month in which the most recent event giving rise to liability occurred and (2) $1,000,000.

13.3 The exclusions set forth in Section 13.1 and the limitations set forth in Section 13.2 will not apply with respect to Losses arising from: (A) fraud, willful misconduct or gross negligence of a Party or its Affiliates in performing its obligations under the Master Agreement; (B) claims that are subject to indemnification pursuant to Article 12 (other than Losses arising from Data Breaches); (C) bodily injury (including death) or damage to or loss of real or tangible personal property resulting from the other Party’s or its Affiliates’ negligence or willful misconduct; (D) a Party’s or its Affiliates’ breach of Article 10 (other than Losses arising from Data Breaches); (E) a Party’s or its Affiliates’ infringement or misappropriation of the other Party’s Intellectual Property; (F) a Party’s or its Affiliates’ willful repudiation of the Master Agreement or Transaction Documents; or (G) any additional exclusions set forth in the applicable Additional Terms.

13.4 The exclusions set forth in Section 13.1 and the limitations set forth in Section 13.2 will not apply with respect to Losses arising from Data Breaches, provided that (A) the liability will be limited to legally imposed damages, fines and penalties required to be paid by the Buyer in connection with such Data Breach, costs of preparation and mailing of notification letters and credit monitoring services for impacted individuals for up to 12 months, (B) the liability of a Party or, if applicable, its Affiliates, under the affected Transaction Documents for such amounts will not exceed the greater of (1) two times the total amounts paid or payable by Buyer to Seller under the applicable Transaction Documents for the 12 months prior to the month in which the most recent event giving rise to liability occurred and (2) $24,000,000, provided further that such limitations will not apply with respect to Data Breaches occasioned by the fraud, willful misconduct or gross negligence of a Party in performing its obligations under the Master Agreement.

14.	DISPUTE RESOLUTION

14.1 General. Except as expressly provided in this Article, the procedures set forth in this Article will apply to any dispute, controversy or claim, whether in contract, tort or otherwise, arising out of or relating to the Master Agreement, between the Parties (each, a “Dispute”). Each Party agrees that the procedures set forth in this Article will be the sole and exclusive procedures in connection with any such Dispute and irrevocably waives any right to commence any action in or before any Governmental Authority, except as expressly provided in this Article, and except to the extent provided under the Federal Arbitration Act, 9 U.S.C. §§1 et seq. (the “Arbitration Act”), in the case of judicial review of arbitration results or awards. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE, EACH PARTY HEREBY

Master Commercial Agreement
17

IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY DISPUTE.

14.2 Negotiations between Parties’ Designated Representatives. The Parties will make a good faith attempt to resolve any Dispute through negotiation. In the event of a Dispute, the Party that desires to initiate the dispute resolution process will provide a notice of the Dispute (“Dispute Notice”) to the other Party. If the Dispute arises out of or relates to any Additional Terms, then the governance contacts identified in the applicable Additional Terms will first negotiate in good faith in an attempt to resolve such Dispute amicably. If the Dispute does not arise out of or relate to any particular Additional Terms, or if the governance contacts identified in the applicable Additional Terms are not able to resolve the Dispute to the mutual satisfaction of the Parties within five business days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then the applicable Relationship Managers (or such other persons as each Party may designate) will negotiate in good faith in an attempt to resolve such Dispute. If such Dispute has not been resolved to the mutual satisfaction of the Parties within 30 days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then the Executive Sponsors will meet within 30 days after the end of the first 30-day negotiating period to attempt to resolve the Dispute. During the course of negotiations under this Section, all reasonable requests made by one Party to the other for information, including reasonable requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. If the Parties are unable for any reason to resolve a Dispute within 30 days after the Executive Sponsors first meet to attempt to resolve the Dispute or if a Party reasonably concludes that the other Party is not willing to negotiate in good faith as contemplated by this Section, either Party may submit the Dispute to mandatory mediation in accordance with Section 14.3.

14.3 Mandatory Mediation. Any Dispute not resolved pursuant to Section 14.2 will, at the written request of any Party (a “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as otherwise set forth in this Article. The mediation will be held in Palo Alto, California or such other place as the Parties may mutually agree. The Parties will have 20 days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within 20 days of receipt by a Party of a Mediation Request, then any Party may request (on notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within the earlier of 60 days of the appointment of a mediator or 90 days after receipt by a Party of a Mediation Request, or within such longer period as the Parties may agree to in writing, either Party may submit the Dispute to binding arbitration in accordance with Section 14.4; provided, however, that if one Party fails to participate in the mediation, the other Party may commence arbitration in accordance with Section 14.4 prior to the expiration of the time periods set forth above.

14.4 Arbitration.

(A) Any Dispute that arises under the Master Agreement that is not resolved pursuant to Section 14.2 or Section 14.3 will, at the written request of either Party (an “Arbitration Demand Notice”), be submitted to binding arbitration in accordance with this Section. If either Party delivers an Arbitration Demand Notice, the other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute without the requirement of first delivering a Dispute Notice as contemplated by Section 14.2 or a Mediation Request as contemplated by Section

Master Commercial Agreement
18

14.3. Subject to Section 14.6, upon delivery of an Arbitration Demand Notice pursuant to this Section, the Dispute will be decided in accordance with this Section.

(B) Any arbitration hereunder will be conducted in accordance with CPR Rules for Administered Arbitration then in effect (the “CPR Arbitration Rules”); provided, however, that to the extent that the provisions of the Master Agreement and the CPR Arbitration Rules conflict, the provisions of the Master Agreement (including this Article) will govern. Unless the Parties otherwise agree, any such arbitration will be conducted by and before a single arbitrator. Any arbitrator selected pursuant to this Section will be neutral and disinterested with respect to each of the Parties and the subject matter of the Dispute.

(C) The arbitrator will have full power and authority to determine issues of arbitrability but will otherwise be limited to interpreting or construing the applicable provisions of the Master Agreement and Transaction Documents and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of the Master Agreement or Transaction Documents; it being understood that the arbitrator will have full authority to implement the provisions of the Master Agreement and Transaction Documents, and to fashion appropriate remedies for breaches of the Master Agreement and Transaction Documents (including interim or permanent injunctive relief); provided, however, that the arbitrator will not have (1) any authority in excess of the authority a court having jurisdiction over the Parties and the Dispute would have absent these arbitration provisions or (2) any right or power to award special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages in excess of compensatory damages, except to the extent such damages are expressly permitted by the terms of the Master Agreement. It is the intention of the Parties that in rendering a decision the arbitrator will give effect to the applicable provisions of the Master Agreement and Transaction Documents and follow applicable Law.

(D) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances will be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(E) Notwithstanding anything to the contrary herein, the fees of the arbitrator and all other arbitration costs will be borne equally by each Party, except that each Party will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(F) Any arbitration award will be an award with a holding in favor of or against a Party and will include findings as to facts, issues or conclusions of law, and will include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(G) Any arbitration proceedings hereunder will be held in Palo Alto, California or such other place as the Parties may mutually agree.

(H) The arbitration, including the interpretation of the provisions of this Article only to the extent they relate to the agreement to arbitrate set forth herein and any procedures pursuant thereto, will be governed by the Arbitration Act. In all other respects, the interpretation of the Master Agreement and Transaction Documents will be governed as set forth in Section 14.5.

Master Commercial Agreement
19

14.5 Governing Law, Jurisdiction and Venue. The Master Agreement, and performance under the Master Agreement, will be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. The Parties irrevocably and unconditionally consent to venue in the State of Delaware (and hereby waive any claims of forum non conveniens with respect to such venue) and to the exclusive jurisdiction of the state and federal courts in Delaware. The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment against the assets of such Party.

14.6 Equitable Remedies. Each Party acknowledges that, in the event the receiving Party breaches (or attempts or threatens to breach) its obligations under Article 10 or restrictions on its right to use Intellectual Property of the other Party, including as may be set forth in a Transaction Document, the disclosing Party may be irreparably harmed. In such a circumstance, the disclosing Party may proceed directly to court. If a court of competent jurisdiction should find that the receiving Party has breached (or attempted or threatened to breach) any such obligations, the receiving Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling its performance and restraining it from any further breaches (or attempted or threatened breaches).

14.7 Confidentiality of Dispute Resolution Proceedings. Except as required by applicable Law, the existence, content and result of all Dispute resolution proceedings pursuant to this Article will be confidential and will not be disclosed by any Party (other than to the extent disclosure is permitted pursuant to Section 10.1 or as may be required in order to enforce any agreement or award). Each of the Parties will request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement.

14.8 Continued Performance. Each Party agrees to continue performing its obligations under the Master Agreement and Transaction Documents while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment will not be deemed to preclude performance) and without limiting either Party’s right to terminate the Master Agreement and Transaction Documents, as provided in Article 15.

15.	TERMINATION

15.1 Termination of the Master Agreement. In the event that a Party:

(A) commits a Material Breach that is capable of being cured within 30 days after notice of breach from the other Party, but is not cured in such 30-day period;

(B) commits a Material Breach that is not capable of being cured within 30 days but is capable of being cured within 60 days and fails to (1) proceed promptly and diligently to correct the breach and (2) cure the breach within 60 days of notice thereof;

(C) commits a Material Breach that is not capable of being cured with due diligence within 60 days of notice thereof;

(D) commits numerous breaches of its duties or obligations under the Master Agreement which collectively constitute a Material Breach; or

Master Commercial Agreement
20

(E) becomes insolvent, files a voluntary petition in bankruptcy or an involuntary petition is filed against it and is not dismissed within 45 days, is adjudged bankrupt, makes an assignment of its assets for the benefit of its creditors, or becomes subject to a receivership, then the other Party may, by giving notice to the breaching Party, terminate the Master Agreement, in whole or in part, as of a date specified in the notice of termination, without cost or penalty.

15.2 Termination of a Transaction Document. In the event that a party to a Transaction Document:

(A) commits a material breach of its obligations under a Transaction Document that is capable of being cured within 30 days after notice of breach from the other Party, but is not cured in such 30-day period;

(B) commits a material breach of its obligations under a Transaction Document that is not capable of being cured within 30 days but is capable of being cured within 60 days and fails to (1) proceed promptly and diligently to correct the breach and (2) cure the breach within 60 days of notice thereof;

(C) commits a material breach of its obligations under a Transaction Document that is not capable of being cured with due diligence within 60 days of notice thereof;

(D) commits numerous breaches of its duties or obligations under a Transaction Document which collectively constitute a material breach of its obligations under the Transaction Document; or

(E) becomes insolvent, files a voluntary petition in bankruptcy or an involuntary petition is filed against it, is adjudged bankrupt, makes an assignment of its assets for the benefit of its creditors, or becomes subject to a receivership, then the other party to the Transaction Document may, by giving notice to the breaching party, terminate the Transaction Document, as of a date specified in the notice of termination, without cost or penalty.

15.3 Effect of Termination or Expiration.

(A) In the event of expiration of the Master Agreement, or termination of the Master Agreement in whole, any Transaction Documents then in effect will continue until their expiration or termination in accordance with their terms, and the terms of the Master Agreement will survive with respect to each such Transaction Document until such expiration or termination, provided that the Parties may not enter into any new Transaction Documents under the Master Agreement.

(B) In the event of termination of the Master Agreement in part such that particular Additional Terms are terminated, any Transaction Documents entered into under such Additional Terms that are then in effect will continue until their expiration or termination in accordance with their terms, and the terms of the applicable Additional Terms will survive with respect to each such Transaction Document until such expiration or termination, provided that the Parties may not enter into any new Transaction Documents under such applicable Additional Terms.

Master Commercial Agreement
21

(C) In the event of termination of a Transaction Document, (1) any unfulfilled obligations under such Transaction Document will be cancelled, (2) the Buyer will pay to the Seller any fees for Products properly provided and Services properly performed through the effective date of termination, and (3) each party will promptly return to the other party or destroy (and provide certification of such destruction to the other party) any materials that constitute such other party’s Confidential Information. Where the Transaction Document involves provision of ongoing services to a Customer, any termination assistance Services that will be provided by the Seller will be set forth in the applicable Transaction Document.

15.4 Survival. The provisions of Article 8, Article 10, Article 12, Article 13, Article 14, this Section, Section 16.8, Section 16.14, as well as any other provision of the Master Agreement which contemplates performance or observance subsequent to termination or expiration of the Master Agreement, will survive termination or expiration of the Master Agreement and continue in full force and effect.

16.	MISCELLANEOUS

16.1 Binding Nature and Assignment. The Master Agreement will be binding on the Parties and their respective successors and assigns. Neither Party may, nor will either Party have the power to, assign, novate or transfer any or all of its rights or obligations under the Master Agreement, including to an Affiliate, without the prior consent of the other Party (not to be unreasonably withheld). Any Change of Control, or assignment by operation of Law, order of any court, or pursuant to any plan of liquidation, will be deemed an assignment for which prior consent is required and any assignment made without any such consent will be void and of no effect as between the Parties. The Parties agree and acknowledge that, if a Party requests the consent of the other Party to an assignment of the Master Agreement by such Party pursuant to this Section (including a deemed assignment that would occur as a result of a Change of Control of such Party), it would not be unreasonable for such other Party to withhold its consent to such proposed assignment if the proposed assignee (or the Person that is acquiring Control of such Party in a transaction that will result in a Change of Control) is a competitor of such other Party. In the event of a Change in Control with respect to a Party, such Party will notify the other Party, and provide such information regarding such change as required by the other Party, within five days prior to the intended date of change, or on the earliest date that such Party is legally permitted to provide such information, but not later than five business days after the Change of Control has occurred. An assignment of the Master Agreement by a Party (including a Change of Control) to which the other Party has not consented in accordance with this Section will be deemed to be a Material Breach by such Party that is not capable of being cured.

16.2 Entire Agreement; Amendment. The Master Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in the Master Agreement. No amendment of the Master Agreement will be valid unless in writing and signed by an authorized representative of each Party (as designated by each Party from time to time).

16.3 Consents and Approvals. Where agreement, approval, authorization, acceptance, consent, or similar action by either Party is required under the Master Agreement, such action will be in writing and, except where expressly provided as being in the discretion of a Party, will not be unreasonably delayed or withheld. An approval or consent given by a Party under the Master Agreement will not relieve the other Party from responsibility for complying with the requirements of

Master Commercial Agreement
22

the Master Agreement, nor will it be construed as a waiver of any rights under the Master Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

16.4 Force Majeure. Except for a Party’s payment obligations and obligations under Article 12, neither Party will be liable for any default or delay in the performance of its obligations under the Master Agreement if and to the extent such default or delay is caused, directly or indirectly, by a Force Majeure. In the event of a Force Majeure, the affected Party will give prompt written notice to the other Party and will use its commercially reasonable efforts to resume performance as soon as practicable.

16.5 UN Convention. The United Nations Convention on Contracts for the International Sale of Goods will not apply to the Master Agreement or to the transactions processed under the Master Agreement.

16.6 Compliance with Export Laws. Each Party acknowledges that the Products and Services may be subject to the export laws of the United States and other countries. Each Party will comply with all applicable export and import laws (including national and international laws prohibiting or restricting exports to embargoes or sanctioned countries, including, as of the Effective Date, Cuba, Iran, North Korea, North Sudan (Khartoum) and Syria). The Seller will obtain all required export or import authorizations prior to export, import or transfer of Products and Services within the scope of such laws. The Buyer will not sell or provide Products or Services to any party subject to trade sanctions, restrictions or controls imposed by the U.S. government or other national governments. The Seller may suspend its performance under the Master Agreement in the event of the Buyer’s violation of these obligations or to the extent required by applicable Laws.

16.7 Compliance with Anti-Corruption Laws. The Parties acknowledge they are familiar with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and anti-corruption legislation in other relevant jurisdictions. The Parties agree that they will not, in connection with the Master Agreement: (A) make any payment to; (B) transfer anything of value to; (C) offer, promise or give a financial or other advantage or request to; or (D) agree to receive or accept a financial or other advantage from, in each case either directly or indirectly, (1) any government official or employee (including employees of a government corporation or public international organization); (2) any political party or candidate for public office or (3) any other person or entity with an intent to obtain or retain business or otherwise gain an improper business advantage.

16.8 Notices. All notices, requests, demands and determinations under the Master Agreement (other than routine operational communications), will be in writing and will be deemed duly given (A) when delivered by hand, (B) one business day after being given to an express courier with a reliable system for tracking delivery, (C) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section, or (D) four business days after the day of mailing, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

In the case of HPI:	HP Inc. 11445 Compaq Center Drive West Houston, TX 77070 Attn: Joseph Romero Email: joe.romero@hp.com

Master Commercial Agreement
23

and	HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 Attn: Joshua Brenkel Email: jos.brenkel@hp.com

With a copy to:	HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 Attn: Office of the General Counsel

In the case of HPE:	Hewlett Packard Enterprise Company 165 Dascomb Road Andover, MA 01810 Attn: Kathy McCurdy Email: kathy.mccurdy@hpe.com

and	Hewlett Packard Enterprise Company 3000 Hanover Street Mailstop 1520 Palo Alto, CA 94304 Attn: Jonathan Thomas Email: jonathant@hpe.com

With a copy to:	Hewlett Packard Enterprise Company 3000 Hanover Street Palo Alto, CA 94304 Attn: Office of the General Counsel

A Party may from time to time change its address or designee for notification purposes by giving the other Party prior notice of the new address or designee and the date upon which it will become effective.

16.9 Relationship of Parties. Each Party in providing Products and the Services to the other Party, is acting as an independent contractor, and has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by such Party under the Master Agreement. Neither Party is an agent of the other Party and has no authority to represent the other Party or the other Party’s Affiliates as to any matters, except as expressly authorized in the Master Agreement.

16.10 Non-Exclusive Relationship. Except as otherwise set forth in the applicable Additional Terms, nothing in the Master Agreement will be construed to preclude the Seller from providing to, or the Buyer from acquiring from, another entity products and services similar to the Products and Services.

Master Commercial Agreement
24

16.11 Severability. In the event that any provision of the Master Agreement conflicts with the Law under which the Master Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remainder of the Master Agreement will remain in full force and effect.

16.12 Waivers. A delay or omission by either Party to exercise any right or power under the Master Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other Party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant specified herein.

16.13 Cumulative Remedies. Except as otherwise expressly provided herein, all remedies provided for in the Master Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

16.14 Publicity. Except as may be expressly permitted by any Additional Terms, neither Party nor its Affiliates may use the name of the other Party or refer to it or any of its Affiliates, directly or indirectly, in any advertisement, promotion, news release, marketing materials, user lists, customer lists, websites, professional or trade publication, or for any other public purpose, without the prior approval of the other Party. The foregoing does not prevent announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, which will be coordinated with and approved by the other Party prior to release.

16.15 Third Party Beneficiaries. The Master Agreement is entered into solely between, and may be enforced only by, the Parties and Affiliates that are Buyers or Sellers, and the Master Agreement will not be deemed to create any rights in, or obligations of a Party to, third parties other than Indemnified Parties and Affiliates that are Buyers or Sellers.

16.16 Negotiated Agreement. The Parties agree that the terms and conditions of the Master Agreement are the result of negotiations between the Parties and that the Master Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the Master Agreement.

16.17 Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with the Master Agreement, it will act in good faith.

16.18 Covenant of Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of the Master Agreement and without any additional consideration, each Party will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of the Master Agreement.

16.19 Headings. The headings used in the Master Agreement are intended solely for convenience of reference and will not amplify, limit, modify or otherwise be used in the interpretation of any provision of the Master Agreement.

16.20 Electronic Orders; EDI. Where facilitated under local Law, the Buyer and Seller may do business electronically, including Order placement and acceptance. Once accepted, such Orders will create fully enforceable obligations subject to the terms of the Master Agreement. Such Orders and

Master Commercial Agreement
25

acceptances will be deemed for all purposes to be an original signed writing. The Buyer and Seller will adopt commercially reasonable security measures for password and access protection.

16.21 Counterparts; Electronic Signatures. The Master Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties. Each Party acknowledges that it may be executing the Master Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to the Master Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) will be effective as delivery of such executed counterpart of the Master Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person.

Master Commercial Agreement
26

IN WITNESS WHEREOF, the Parties have each caused the Master Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

HEWLETT-PACKARD COMPANY	HEWLETT PACKARD ENTERPRISE COMPANY

/s/ Catherine A. Lesjak	/s/ Rishi Varma
Signature	Signature

Catherine A. Lesjak	Rishi Varma
Name	Name

Executive Vice President and Chief Financial Officer	Secretary Title
Title

Signature Page to Master Commercial Agreement